As filed with the Securities and Exchange Commission on November 1, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YUM CHINA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-2421743
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7100 Corporate Drive Plano, Texas 75024 United Stated of America	Yum China Building 20 Tian Yao Qiao Road Shanghai 200030 People’s Republic of China
(Address, including zip code, of principal executive offices)

YUM CHINA HOLDINGS, INC. 2022 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Joseph Chan

Chief Legal Officer

Yum China Holdings, Inc.

7100 Corporate Drive Plano, Texas 75024

(469) 980-2898

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S-8 is filed by Yum China Holdings, Inc. (the “Registrant”) regarding the Yum China Holdings, Inc. 2022 Long Term Incentive Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the applicable Plan as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated in this Registration Statement by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 28, 2022;
(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the Commission on May 6, 2022;
(3)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the Commission on August 9, 2022;
(4)

The Registrant’s Current Reports on Form 8-K, including any amendments thereto, filed with the Commission on February 11, 2022, April 18, 2022, June 1, 2022, August 15, 2022, October 12, 2022, and October 19, 2022; and

(5)

The description of the Registrant’s Common Stock, par value $0.01 per share, provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1 to the Registrant’s Registration Statement on Form 10, filed with the Commission on October 6, 2016, including any subsequent amendments or reports filed to update such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties as directors or officers, except for liability of a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, a director for unlawful payments of dividends or unlawful stock repurchases or redemptions described by Section 174 of the DGCL, a director or officer for any transaction from which the director or officer derived an improper personal benefit, or an officer in any action by or in the right of the corporation. The Registrant’s amended and restated certificate of incorporation includes such an exculpation provision for the benefit of the Registrant’s directors.

The Registrant’s amended and restated certificate of incorporation includes provisions that require the Registrant to indemnify, to the fullest extent allowable under the DGCL, directors or officers for monetary damages for actions taken as a director or officer of the Registrant or while serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated certificate of incorporation also provides that the Registrant must, subject to certain conditions, advance reasonable expenses to its directors and officers. The Registrant’s amended and restated certificate of incorporation expressly authorizes the Registrant to carry directors’ and officers’ insurance to protect the Registrant and its directors, officers, employees and agents from certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 2, 2021)

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 19, 2022)

4.3	Yum China Holdings, Inc. 2022 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 12, 2022)

5.1*	Opinion of Sidley Austin LLP with respect to the validity of the securities being registered hereby

23.1*	Consent of KPMG Huazhen LLP, independent registered public accounting firm of the Company

23.2*	Consent of Sidley Austin LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

107*	Calculation of Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, People’s Republic of China on the 1st day of November, 2022.

YUM CHINA HOLDINGS, INC.

By	/s/ Joseph Chan
Joseph Chan
Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joey Wat, Andy Yeung and Joseph Chan, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on the 1st day of November, 2022.

Signature	Title

/s/Joey Wat Joey Wat	Chief Executive Officer and Director (Principal Executive Officer)

/s/Andy Yeung Andy Yeung	Chief Financial Officer (Principal Financial Officer)

/s/ Xueling Lu	Controller
Xueling Lu	(Principal Accounting Officer)

/s/ Fred Hu Fred Hu	Director

/s/ Peter A. Bassi Peter A. Bassi	Director

/s/ Edouard Ettedgui Edouard Ettedgui	Director

/s/ Cyril Han Cyril Han	Director

/s/ Louis T. Hsieh Louis T. Hsieh	Director

/s/ Ruby Lu	Director
Ruby Lu

/s/ Zili Shao	Director
Zili Shao

/s/ William Wang	Director
William Wang

/s/ Min (Jenny) Zhang	Director
Min (Jenny) Zhang